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                                                                    EXHIBIT 99.2


                          FORWARD-LOOKING STATEMENTS

     You should consider the following factors in evaluating us and our business. If any of the following or other risks actually occurs, our business, financial condition and results of operations could be adversely affected. In such case, the trading price of our common stock could decline.

     Dependence on Growth of Student Population and School Expenditures. Our growth strategy and profitability depend in part on growth in the student population and expenditures per student in preK-12 schools. The level of student enrollment is largely a function of demographics, while expenditures per student are also affected by government budgets and the prevailing political and social attitudes towards education. Any significant and sustained decline in student enrollment and/or expenditures per student could have a material adverse effect on our business, financial condition, and results of operations.

     Seasonality of Our Business. Our educational supply businesses are highly seasonal. Because most of our customers want their school supplies delivered before or shortly after the commencement of the school year, we record most of our revenues from June to October. As a result, we usually earn more than 100% of our annual net income in the first two quarters of our fiscal year and operate at a net loss in our third and fourth fiscal quarters. This seasonality causes our operating results to vary considerably from quarter to quarter.

     Material Amount of Goodwill. Approximately $254.9 million, or 50.3%, of our total assets as of April 28, 2001 represented intangible assets, the significant majority of which is goodwill. Goodwill is the amount by which the costs of an acquisition accounted for using the purchase method exceeds the fair value of the net assets we acquire. We are required to record goodwill as an intangible asset on our balance sheet and to amortize it over a period of years. We have amortized goodwill on a straight-line basis over 40 years. Even though it reduces our net income for accounting purposes, amortization of goodwill may not be deductible for tax purposes. In addition, we are required to periodically evaluate whether we can recover our remaining goodwill from the undiscounted future cash flows that we expect to receive from the operations of the acquired companies. If these undiscounted future cash flows are less than the carrying value of the associated goodwill, the goodwill is impaired and we must reduce the carrying value of the goodwill to equal the discounted future cash flows and take the amount of the reduction as a charge against our income. Reductions in our net income caused by the amortization or write-down of goodwill could materially adversely affect our results of operations.

     Ability to Identify and Integrate Acquisitions. Our business has grown significantly through acquisitions in recent years. Since May 1996, we have acquired 28 companies. Future growth in our revenues and earnings are enhanced by our ability to continue to acquire and successfully integrate and operate school supply companies. We cannot guarantee that we will be able to identify and acquire businesses at all or on reasonable terms. In addition, we cannot be sure that we will be able to operate the businesses that we acquire profitably or that our management and financial controls, personnel, computer systems and other corporate support systems will be adequate to manage the increased size and scope of our operations as a result of acquisitions. Managing and integrating acquired businesses may result in substantial costs, delays, or other operating or financial problems that could materially and adversely affect our financial condition and results of operations.

     Dependence on Key Suppliers and Service Providers. We depend upon a limited number of suppliers for some of our products, especially furniture and proprietary products. We also depend upon a
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limited number of service providers for the delivery of our products. If these suppliers or service providers are unable to provide the products or services that we require or materially increase their costs (especially during our peak season of June through October), this could impair our ability to deliver our products on a timely and profitable basis and could have a material adverse effect on our business, financial condition and results of operations. As we seek to reduce the number of our suppliers and to minimize duplicative lines as part of our business strategy, we are likely to increase our dependence on remaining suppliers.

     Competition. The market for school supplies is highly competitive and fragmented. We estimate that over 3,400 companies market educational materials to schools with preK-12 as a primary focus of their business. We also face increasing competition from alternate channel marketers, including office supply superstores and office product contract stationers, that have not traditionally focused on marketing school supplies. These competitors are likely to continue to expand their product lines and interest in school supplies. Some of these competitors have greater financial resources and buying power than we do. We believe that the supplemental educational supply market will consolidate over the next several years, which is likely to increase competition in our markets and in our search for attractive acquisition candidates.

     Reliance on Key Personnel. Our business depends to a large extent on the abilities and continued efforts of current executive officers and senior management, including Daniel P. Spalding, our Chairman and Chief Executive Officer. We are also likely to depend heavily on the executive officers and senior management of businesses that we acquire in the future. If any of these people become unable or unwilling to continue in his or her role, or if we are unable to attract and retain other qualified employees, our business could be adversely affected. Although we have employment contracts with our executive officers, we do not have employment agreements with other members of our management. We do not have and do not intend to obtain key man life insurance covering any of our executive officers or other members of our management.

     Dependence on Our Information Systems. We believe that one of our competitive advantages is our information systems, including our proprietary PC-based customer order management system, JuneBox Off-Line. We have integrated the operations of almost all of our divisions and subsidiaries and their information systems are linked to host systems located at our headquarters in Greenville, Wisconsin and at three other locations. If any of these links becomes disrupted or unavailable, this could materially and adversely affect our business, results of operations and financial condition.

     Several of our recently-acquired divisions and/or subsidiaries use predecessor information systems. We intend to convert the information systems of these businesses to one of our host systems as soon as practicable. However, none of these businesses has a backup computer system or backup communication lines. Even though we have taken precautions to protect ourselves from events that could interrupt the operations of these businesses and intend to do so for other businesses we acquire in the future, we cannot be sure that a fire, flood or other natural disaster affecting their systems would not disable the system or prevent the system from communicating with our other businesses. The occurrence of any of these events could have a material adverse effect on our results of operations and financial condition.

     Leverage. As of April 28, 2001, we had $179.0 million of bank debt outstanding. Our leverage could increase over time. Our credit facility permits us to incur additional debt under certain circumstances, and we expect to borrow under our credit facility for general corporate purposes, including working capital and for acquisitions. Our ability to meet our debt service obligations depends on our future performance. Our future performance is influenced by general economic conditions and by
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financial, business, and other factors affecting our operations, many of which are beyond our control. If we are unable to service our debt, we may have to delay our acquisition program, sell our equity securities, sell our assets, or restructure and refinance our debt, and our business may suffer as a result.

     Absence of Dividends. We do not expect to pay cash dividends on our common stock in the foreseeable future. In addition, our ability to pay dividends may be restricted from time to time by the financial covenants contained in our credit agreements and debt instruments. Our current credit facility contains restrictions on, and in some circumstances may prevent, our payment of dividends.